Exhibit 21.1
SUBSIDIARIES OF TELENAV, INC.

TeleNav Shanghai Inc. (PRC)
TeleNav Xi’an Software Limited (PRC)
TeleNav Hong Kong, Limited (Hong Kong)
TELENAV DO BRASIL SERVIÇOS DE LOCALIZAÇÃO LTDA (Brazil)
TeleNav UK Limited (U.K.)
Local Merchant Services Inc. (Delaware)